                                                                     Exhibit 2.1

EXHIBIT A TO THIS AGREEMENT IS NOT FILED HEREWITH, AS PROVIDED IN ITEM 601(b)(2) OF REGULATION S-K PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF SUCH OMITTED ATTACHMENT
TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

                          ALPHA NATURAL RESOURCES, INC.
                          ALPHA NATURAL RESOURCES, LLC
                               PREMIUM ENERGY, LLC
                              406 West Main Street
                            Abingdon, Virginia 24210

                                October 26, 2005

Premium Energy, Inc.
148 Bristol East Road
Bristol, VA 24201
Attention: Don Nicewonder

To Sellers Named in the Acquisition
Agreement referred to below and
Shareholders Named in the Merger
Agreement referred to below and
Nicewonder Parties named in the
Indemnification Agreement referred to
below
c/o Don Nicewonder and
    David Lester, as Sellers Representative
    148 Bristol East Road
    Bristol, VA 24201

Gentlemen:

     Reference is made to (a) the Acquisition Agreement (the "Acquisition Agreement"), dated as of September 23, 2005 among Alpha Natural Resources, LLC, a Delaware limited liability company, Mate Creek Energy of W. Va., Inc., a West Virginia corporation, Virginia Energy Company, a Virginia corporation, the unitholders of Powers Shop, LLC, a Virginia limited liability company, and the shareholders of each of (i) White Flame Energy, Inc., a West Virginia corporation, (ii) Twin Star Mining, Inc., a West Virginia corporation, and (iii) Nicewonder Contracting, Inc., a West Virginia corporation, (b) the Agreement and Plan of Merger ("Merger Agreement") dated as of September 23, 2005 among Alpha Natural Resources, Inc., Alpha Natural Resources, LLC, Premium Energy, LLC, Premium Energy, Inc., and the Shareholders of Premium Energy, Inc. and (c) the Indemnification Agreement (the "Indemnification Agreement" and collectively with the Acquisition Agreement and the Merger Agreement, the "Agreements") made as of September 23, 2005 between the parties to the Acquisition Agreement and the Merger Agreement and certain other parties named on the signature page to the Indemnification Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreements as indicated below.

     The parties desire to amend certain provisions of the Agreements and, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions to Acquisition Agreement. Article I of the Acquisition Agreement is revised by:

     (a) adding the following definition:

          "Alleghany Consent" means the lessor's consent to the transactions contemplated by this Agreement pursuant to that certain Lease dated July 15, 1970 from Island Creek Coal Company to Pine Rock Coals, Inc. subsequently partially assigned to White Flame Energy.

     (b) removing the word "and" at the end of paragraph (xviii) of the definition of "Retained Liabilities" in the Acquisition Agreement, and replacing the period with a semicolon at the end of paragraph (xix) of such definition;

     (c) adding to the definition of Retained Liabilities of the Acquisition Agreement new paragraphs (xx), (xxi) and (xxii) to be and read in full as follows:

          (xx) all Liabilities of Sellers, the Acquired Companies, Buyer, and/or its Affiliates to offer continuation coverage under COBRA, Section 601 et seq. of ERISA, and Section 4980B of the Code to Sellers' current and former Employees who do not become Retained Employees and who lose health benefits coverage when the Welfare Plans referred to in Section
          11.2 are terminated;

          (xxi) all Liabilities arising out of Sellers' and their Employees' and Affiliates' agreement to provide services to the extent set forth in the cooperation agreement, substantially in the form of Exhibit F attached to this Agreement; and

          (xxii) all Liabilities with respect to any Inactive Employees, including, without limitation, all compensation, benefits, and other rights to which such Inactive Employees are entitled.

     (d) deleting the text of the definition of "Inactive Employee" in the Acquisition Agreement and replacing it with the following:

          "Inactive Employee" means an Employee who is employed by the Business but is not actively working prior to the Closing because such Employee is disabled or on an approved leave of absence, all of whom are listed in Section 11.6 of the Disclosure Schedules.

2. Definitions to Merger Agreement. Article I of the Merger Agreement is revised by:

     (a) removing the word "and" at the end of paragraph (xviii) of the definition of "Retained Liabilities" in the Merger Agreement, and replacing the period with a semicolon at the end of paragraph (xix) of such definition;

     (b) adding to the definition of Retained Liabilities in the Merger Agreement new paragraphs (xx) and (xxi) to be and read in full as follows:

          (xx) all Liabilities of Shareholders, the Company, Alpha, Parent, the Surviving Entity, and/or their Affiliates to offer continuation coverage under COBRA, Section 601 et seq. of ERISA, and Section 4980B of the Code to the Company's current and former Employees who do not become Retained Employees and who lose health benefits coverage when the Welfare Plans referred to in Section 11.2 are terminated; and

          (xxi) all Liabilities with respect to any Inactive Employees, including, without limitation, all compensation, benefits, and other rights to which such Inactive Employees are entitled.

     (c) deleting the text of the definition of "Inactive Employee" in the Merger Agreement and replacing it with the following:

          "Inactive Employee" means an Employee who is employed by the Business but is not actively working prior to the Closing because such Employee is disabled or on an approved leave of absence, all of whom are listed in Section 11.6 of the Disclosure Schedules.

3. Purchase Price Pursuant to the Acquisition Agreement. Section 2.2 of the Acquisition Agreement is hereby amended in its entirety to be and read in full as follows:

          Purchase Price. At Closing, Buyer agrees to pay Sellers Representative, on behalf of and for the benefit of Sellers, an aggregate of (i) $227,400,000, (the "Base Amount"), plus (ii) the Estimated True Up as calculated in Section 2.3(a), plus (iii) a payment of $0.10 per ton of coal mined and sold from White Flame Energy's Surface Mine No. 10 ("WF 10") from and after the later to occur of (x) the Closing and (y) the date on which Buyer and its Affiliates receive the Alleghany Consent at no additional cost or expense to Buyer or its Affiliates (the "Royalty" and, together with the Base Amount and the Estimated True Up, the "Purchase Price"). Buyer shall pay the portion of the Purchase Price due at Closing by
          (A) promissory notes (the "Buyer Notes") in the form of Exhibit G in the aggregate principal amount of $221,000,000 and (B) cash in the aggregate amount of $6,400,000 for the balance of the Purchase Price payable by wire transfer of immediately available funds to Sellers Representative, on behalf of and for the benefit of Sellers, in accordance with the instructions provided by Seller Representative, as such amount shall be adjusted by the Estimated True Up. Buyer shall pay the Royalty in respect of each completed calendar quarter, no later than 15 days after the end of the applicable calendar quarter. The Purchase Price shall be increased or decreased, as the case may be, after Closing, by the aggregate of the Final True Up pursuant to Section 2.3 and by the payment of Additional Taxes pursuant to Sections 10.16(b) and (c). The Base Amount shall be allocated and paid to each Seller in the amounts and the form of consideration indicated on Section 2.2 of the Disclosure Schedule, and the Royalty and the Estimated True Up shall be allocated to each Seller in the manner determined by Sellers Representative, each in a manner consistent with the Final Allocation pursuant to Section 10.13.

4. Working Capital True Up. The Parties to the Acquisition Agreement and the Merger Agreement hereby waive all obligations to calculate the Estimated Working Capital and the Estimated True Up based on the Month End Balance Sheet pursuant to Section 2.3(a) of the Acquisition Agreement and Section 2.4(a) of the Merger Agreement. The Estimated Working Capital shall be deemed to be $8,600,000 and the Estimated True Up shall be deemed to be $0 for all purposes under the Acquisition Agreement. The Estimated Working Capital shall be deemed to be $1,400,000 and the Estimated True Up shall be deemed to be $0 for all purposes under the Merger Agreement. The provisions of the Acquisition Agreement and Merger Agreement related to the calculation of the Final Working Capital and the Final True Up shall not be amended by this Section 4 and shall continue in full force and effect.

5. Section 338(h)(10) Estimate. The Parties to the Acquisition Agreement hereby acknowledge and agree that the estimate set forth on Exhibit A constitutes the "Section 338(h)(10) Estimate" pursuant to Section 10.16(b) of the Acquisition Agreement. Such Parties hereby (i) accept the calculation set forth in the Section 338(h)(10) Estimate as complete and accurate, (ii) agree that such Section 338(h)(10) Estimate is binding for all purposes and in all respects as the Section 338(h)(10) Estimate required under the Acquisition Agreement and (iii) waive all rights to raise any objections or dispute the amount or the calculation of the
     Section 338(h)(10) Estimate.

6. Article XI to the Acquisition Agreement and Merger Agreement. Article XI of the Acquisition Agreement and Article XI of the Merger Agreement are hereby amended and restated in their entirety as attached hereto as Exhibit B.

7. Condition to Closing. Subject to the following sentence and Sections 8 and 9 of this letter agreement, each of Alpha and Parent waives the condition to Closing set forth in Section 8.1(w) of the Merger Agreement. Shareholders shall provide such assistance and cooperation after Closing to Alpha, Parent and Merger Sub, as they shall request, to complete the negotiation of definitive agreements with Arch Coal Sales Company, Inc. and its Affiliates on terms reasonably satisfactory to Parent.

8. Definitions to Indemnification Agreement. Article I of the Indemnification Agreement is revised by adding the following definitions:

          "Arch" means, collectively, Arch Coal Company, Inc. and Arch Coal Sales Company, Inc.

          "Nicewonder Interests" means, collectively, (i) the Acquired Assets and the assets of the Acquired Companies, as such terms are defined in the Nicewonder Acquisition Agreement, (ii) the assets of the Company, as defined in the BE Purchase Agreement and (iii) the assets of the Company, as defined in the PE Merger Agreement.

          "Premium/Arch CSA" means that certain Coal Supply Agreement dated July 15, 2000, as amended, by and between Premium Energy and Arch Coal Sales Company, Inc., as agent for Mingo Logan Coal Company.

          "Premium/Arch MOU" means that certain Memorandum of Understanding dated September 17, 2005 between Premium Energy and Arch Coal Company, Inc., as agent for Mingo Logan Coal Company, in the form of Section 8.1(w) to the Disclosure Schedules.

9. Indemnification in respect of the Premium/Arch MOU. Section 5.2(b) of the Indemnification Agreement is hereby revised by removing the word "and" at the end of clause (vii) of such Section, adding a semicolon at the end of clause (viii) of such Section and adding new clauses (ix) and (x) to such Section to be and read in full as follows:

          (ix) Premium Energy's failure to enter into binding definitive agreements ("Definitive Arch Agreements") with Arch as of Closing (A) to amend the Premium/Arch CSA to revise Premium Energy's coal delivery requirements under the Premium/Arch CSA to reflect the reduced coal delivery requirements set forth in the Premium/Arch MOU as to tonnage, delivery timing and price, (B) to establish a Preparation and Transloading Agreement on the terms outlined in the Premium/Arch MOU and (C) to terminate all of Premium Energy's obligations under the Premium/Arch CSA on December 31, 2007 (other than those obligations that survive beyond than December 31, 2007 pursuant to the terms of the Premium/Arch MOU); and (x) any payment by the Alpha Parties' prior to January 1, 2006 to the owners or operators of any oil wells, gas wells or gas lines operating on any of the Nicewonder Interests, to the extent such payments are necessary to permit the Alpha Parties' to mine coal on the related Nicewonder Interests. Notwithstanding clause
          (ix)(B) above, if (1) Arch has presented Premium Energy, LLC with a Preparation and Transloading Agreement that reflects commercially reasonable and standard terms for similar Preparation and Transloading Agreements and at the rates set forth in the Premium/Arch MOU, (2) Arch is willing to enter into such agreement and (3) Premium Energy, LLC does not enter into such agreement, then Sellers will not be required to indemnify Buyer for Adverse Consequences insofar as such Adverse Consequences result from or arise out of clause (ix)(B).

10. Removal of David Fletcher From Indemnification Agreement. The Parties to the Indemnification Agreement agree that the Indemnification Agreement is hereby amended to remove all references to "David Fletcher" as an individual party to the Indemnification Agreement or any Exhibit to the Indemnification Agreement and David Fletcher shall have no obligations under the Indemnification Agreement or any such Exhibit. All references to "Party", "Parties", "Nicewonder Party" or "Nicewonder Parties" in the Indemnification Agreement shall be deemed to exclude David Fletcher.

11. Full Force and Effect. Except as amended by this letter agreement, the Agreements shall continue in full force and effect.

12. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party.

Sincerely,

ALPHA NATURAL RESOURCES, INC.


By: /s/ Vaughn R. Groves
    -----------------------------------
Name: Vaughn R. Groves
Title: Vice President


ALPHA NATURAL RESOURCES, LLC


By: /s/ Vaughn R. Groves
    -----------------------------------
Name: Vaughn R. Groves
Title: Vice President


PREMIUM ENERGY, LLC


By: /s/ Vaughn R. Groves
    -----------------------------------
Name: Vaughn R. Groves
Title: Vice President


ACKNOWLEDGED AND AGREED:

PREMIUM ENERGY, INC.


By: /s/ Kenneth Donald "Don" Nicewonder
    -----------------------------------
Name: Kenneth Donald "Don" Nicewonder
Title: President

SELLERS REPRESENTATIVE, AS APPOINTED PURSUANT TO SECTION 13.9 OF THE ACQUISITION AGREEMENT AND THE MERGER AGREEMENT AND SECTION 6.9 OF THE INDEMNIFICATION AGREEMENT


By: /s/ David Lester
    -----------------------------------
Name: David Lester, individually and as
      Sellers Representative

cc: Vaughn R. Groves, Esq., Alpha Natural Resources, LLC
    E. Forrest Jones, Jr., Esq., Jones & Partners
    James L. Palenchar, Esq., Bartlit Beck Herman Palenchar & Scott LLP

                                    EXHIBIT B

                    ARTICLE XI OF THE ACQUISITION AGREEMENTS

     11.1 Termination. Subject to applicable Laws, and no later than immediately prior to the Closing, the Subject Companies shall terminate the employment of all of their Employees who work for the Business, including any Inactive Employees; but excluding the Employees of Mate Creek, who shall not be terminated until 11:59 p.m. on October 30, 2005 (collectively, the "Terminated Employees"). Sellers shall provide the Terminated Employees with any wages, vacation pay, severance, or other benefits that are due and owing, including those that are due and owing under the applicable Employee Benefit Plans. Sellers also shall maintain a Welfare Plan that shall offer to provide continuation coverage under COBRA, Section 601 et seq. of ERISA, and Section 4980B of the Code to Sellers' current and former Employees who do not become Retained Employees and who lose health benefits coverage when the Welfare Plans referred to in Section 11.2 are terminated. Further, Sellers shall continue to provide any other required compensation or benefits to any of their current and former Employees who are not Retained Employees.

     11.2 Retained Employees. Immediately following the Closing, Buyer or one of its Affiliates (including, but not limited to, the Acquired Companies) shall offer to employ the Terminated Employees who are actively working for the Subject Companies on behalf of the Business immediately prior to the Closing (other than those Terminated Employees identified by Buyer in Section 11.2 of the Disclosure Schedule, who shall not be offered employment, and the Employees who will be working for Mate Creek through October 30, 2005, who shall be offered employment effective as of 12:01 a.m. on October 31, 2005) on an at will basis, meaning they can quit or be discharged at any time and for any reason. The Employees who are hired by Buyer or one of its Affiliates or rehired by an Acquired Company in accordance with the terms of this Article XI shall be referred in this Agreement to as the "Retained Employees." Notwithstanding the foregoing, the Acquired Companies, Buyer, and/or its Affiliates shall have the right to set new terms and conditions of employment for the Retained Employees and nothing in this Section 11.2 shall be deemed to require that the employment of any Retained Employee be continued for any specific period of time after the Closing Date.

     11.3 Employee Benefit Plans.

     (a) On or prior to the Closing Date, Sellers shall cause the Acquired Companies to cease sponsoring or participating in all Employee Benefit Plans that are not Pension Plans, to pay or provide all benefits due from or under each such Plan, and to provide evidence satisfactory to Buyer to such effect;

     (b) On or prior to the Closing Date, Sellers shall insure that (i) all Pension Plans are amended to provide that benefit accruals will be frozen as of October 30, 2005 for all current and former Employees employed by the Subject Companies; (ii)(A) the appropriate contributions are paid to such Pension Plans for all hours the Subject Companies' current and former Employees work during the period of January 1, 2005 through the Closing Date, and (B) an additional amount is contributed to such Pension Plans for all hours the Retained Employees work for the

Acquired Companies, Buyer, and/or its Affiliates between the Closing Date and October 30, 2005; and (iii) all participants in such Pension Plans are fully vested as of October 30, 2005, and that such Pension Plans shall be terminated as of December 31, 2005. Sellers shall take all such actions after the Closing as may be reasonably required to comply with these commitments and to provide evidence satisfactory to Buyer to such effect.

     (c) Buyer shall provide Sellers with all information in its possession and with all reasonable assistance and cooperation needed for Sellers to perform their obligations under this Article XI. Sellers shall, at Buyer's request, provide or secure any claims or other data Buyer or its Affiliates or the Acquired Companies reasonably need to establish or administer the Buyer Benefit Plans.

     11.4 Buyer Benefit Plans. To the extent that the Retained Employees become eligible to participate in any employee benefit plans or programs that Buyer, the Acquired Companies, or their Affiliates sponsor, participate in, or implement on or after the Closing Date (each a "Buyer Benefit Plan"), then for all purposes (including, without limitation, determining eligibility to participate, vesting, early retirement and benefit accrual), service with the Subject Companies shall be treated as service under such Buyer Benefit Plan; provided, however, that such service need not be recognized (a) to the extent that such recognition would result in any duplication of benefits, or (b) to the extent the service is beyond the number of years of service that a Buyer Benefit Plan will credit for employment with another employer.

     11.5 WARN Act. Buyer shall make its hiring decisions under Section 11.2 so as to insure that the terminations provided for in Section 11.1 do not constitute a "plant closing" or a "mass layoff" as those terms are defined in the WARN Act.

     11.6. Inactive Employees. Following the Closing, Sellers shall satisfy all Liabilities with respect to any Inactive Employees and shall insure that any such Inactive Employees receive all compensation, benefits, and other rights to which they are entitled for so long as they may be entitled to such compensation, benefits, and other rights. If and when an Inactive Employee becomes able to and wants to return to work after the Closing, Buyer, an Acquired Company, or one of their Affiliates, upon receiving notice that such individual is able and wants to return to work, shall offer to employ or reemploy the individual, on the same terms and conditions offered to the Retained Employees, subject to the individual passing an appropriate physical examination.

                       ARTICLE XI OF THE MERGER AGREEMENT

     11.1 Termination. Subject to applicable Laws, and no later than immediately prior to the Closing, the Company shall terminate the employment of all of their Employees, including any Inactive Employees (the "Terminated Employees"). Shareholders shall provide the Terminated Employees with any wages, vacation pay, severance, or benefits that are due and owing, including those that are due and owing under the applicable Employee Benefit Plan. Shareholders or one of their Affiliates shall maintain a Welfare Plan that shall offer to provide continuation coverage under COBRA, Section 601 et seq. of ERISA, and Section 4980B of the Code to the Company's current and former Employees who do not become Retained Employees and who lose health benefits coverage when the Welfare Plans referred to in
Section 11.2 are terminated. Further, Shareholders shall continue to provide any other required compensation or benefits to any of the Company's current and former Employees who are not Retained Employees

     11.2 Retained Employees. Immediately following the Closing, Parent, the Surviving Entity or one of their Affiliates shall offer to employ the Terminated Employees who had been actively working for the Company (other than those Terminated Employees identified by Parent in Section 11.2 of the Disclosure Schedule) on an at will basis, meaning they can quit or be discharged at any time and for any reason. The Employees who are hired or rehired by the Parent, the Surviving Entity or one of their Affiliates shall be referred in this Agreement to as the "Retained Employees" Notwithstanding the foregoing, the Surviving Entity, Parent, and/or their Affiliates shall have the right to set new terms and conditions of employment for the Retained Employees and nothing in this Section 11.2 shall be deemed to require that the employment of any Retained Employee be continued for any specific period of time after the Closing Date.

     11.3 Employee Benefit Plans.

     (a) On or prior to the Closing Date, Shareholders shall cause the Company to cease sponsoring or participating in all Employee Benefit Plans that are not Pension Plans, to provide all benefits due from or under each such Plan, and to provide evidence satisfactory to Buyer to such effect;

     (b) On or prior to the Closing Date, Shareholders shall insure that (i) all Pension Plans are amended to provide that benefit accruals are frozen as of October 30, 2005 for the Employees who work for the Company; (ii)(A) the appropriate contributions are paid to such Pension Plans for all hours the Company's current and former Employees work during the period of January 1, 2005 through the Closing Date, and (B) an additional amount is contributed to such Pension Plans for all hours the Retained Employees work for Parent, the Surviving Entity, and/or their Affiliates the between the Closing Date and October 30, 2005; and (iii) all participants in such Pension Plans are fully vested as of October 30, 2005, and that the Pension Plans shall be terminated as of December 31, 2005. Shareholders shall take all such actions after the Closing as may be reasonably required to comply with these commitments and to provide evidence satisfactory to Parent to such effect.

     (c) Parent shall provide Shareholders with all information in its possession and with all reasonable assistance and cooperation needed for Shareholders to perform their obligations under this Article XI. Shareholders shall, at Parent's request, provide or secure any claims or other data Parent, the Surviving Entity or one of their Affiliates reasonably need to establish or administer the Buyer Benefit Plans.

     11.4 Alpha Benefit Plans. To the extent that the Retained Employees become eligible to participate in any employee benefit plans or programs that Parent, the Surviving Entity or their Affiliates sponsor, participate in, or implement on or after the Closing Date (each a "Alpha Benefit Plan"), then for all purposes (including, without limitation, determining eligibility to participate, vesting, early retirement and benefit accrual), service with the Company shall be treated as service under such Alpha Benefit Plan; provided, however, that such service need not be recognized (a) under any Alpha Benefit Plan which is a qualified defined benefit pension plan or (b) to the extent that such recognition would result in any duplication of benefits, or (c) to the extent the service is beyond the number of years of service that an Alpha Benefit Plan will credit for employment with another employer.

     11.5 WARN Act. Parent, the Surviving Entity or their Affiliates shall make their hiring decisions under Section 11.2 so as to insure that the terminations provided for in Section 11.1 do not constitute a "plant closing" or a "mass layoff" as those terms are defined in the WARN Act.

     11.6. Inactive Employees. Following the Closing, Shareholders shall satisfy all Liabilities with respect to any Inactive Employees and shall insure that such Inactive Employees receive all compensation, benefits, and other rights to which they are entitled for so long as they may be entitled to such compensation, benefits, and other rights. If and when an Inactive Employee becomes able to and wants to return to work after the Closing, Parent, the Surviving Entity or one of their Affiliates, upon receiving notice that such individual is able and wants to return to work, shall offer to employ or reemploy the individual, on the same terms and conditions offered to the Retained Employees, subject to the individual passing an appropriate physical examination.